Exhibit 99.1

            Superclick, Inc. Reports Second Quarter Financial Results
        Year Over Year Revenue Growth of 127 Percent and 240 Percent on a
                       Three Months and Six Months Basis

SAN DIEGO, Jun 17, 2005 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK) announced today Net Sales for the three months ended April 30, 2005 and 2004 were $735,934 and $324,768, respectively. Net Sales for the six months ended April 30, 2005 and 2004 was $2,095,667 and $616,190, respectively. Todd Pitcher, the Company's Chairman and Interim CFO commented that "The three and six month increase of $411,166 and $1,479,477 represents a 127% and 240% increase, respectively, on a year over year basis and is directly attributable to the successful signing of significant contracts and completion of those installations. Continued successes in gaining market acceptance of our product offering contributed to winning additional competitive contracts with high profile customers."

Selling, General and Administrative expenses for the three months ended April 30, 2005 and 2004 were $849,451 and $514,847 respectively. Selling, General and Administrative expenses for the six months ended April 30, 2005 and 2004 were $1,450,841 and $750,346 respectively.

The three and six month increase of $334,604 and $700,495 represents a 65% and 93% increase, respectively, on a year over year basis and is the result of additional personnel costs required to fulfill the successfully acquired contracts. The increased costs resulted from adding personnel required to support the deployment, delivery, and installation of our product which drove the increased sales volume. Additionally, other associated cost increases were incurred for infrastructure such as office space, communications, etc. Since there were more installations covering a larger geographic area travel costs also increased.

Net loss for the three months ended April 30, 2005 and 2004 was $498,188 and $430,800, respectively. Net loss for the six months April 30, 2005 and 2004 were $636,567 and $543,451 respectively. The three and six month increase in net loss of $67,388 and $93,116 represents a 16% and 17% increase, respectively, on a year over year basis and is due to higher costs related to professional fees, increased office expense due to expansion into larger facilities to accommodate growth, compensation of additional personnel and the expensing of stock options with less offset from lower than expected quarter revenues.

About Superclick, Inc.

Superclick, Inc. and its wholly owned Montreal-based subsidiary, Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS) in worldwide hospitality, multi-tenant unit
(MTU) and hospital markets. Superclick provides hotels, MTU residences and hospital patients and visitors with cost-effective Internet access and IP-based services utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Over 100 InterContinental Hotels Group properties have Superclick systems including Candlewood Suites, Crowne Plaza, Holiday Inn, Holiday Inn Express, Holiday Inn SunSpree, InterContinental and Staybridge Suites in Canada and the United States. For more information, please visit the Superclick website at www.superclick.com.

Safe Harbor Statement:

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

SOURCE: Superclick, Inc.

By Staff

CONTACT: Superclick, Inc.
         John Bevilacqua
         (866) 405-3959